[Weight Loss Forever International, Inc. Letterhead]



                                  June 19, 2002

Via Edgar
---------


U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Washington,  D.C.  20549-0404

     RE:     WEIGHT  LOSS  FOREVER  INTERNATIONAL,  INC.  (THE  "COMPANY")
     REGISTRATION  STATEMENT  ON  FORM  S-8
     FILE  NO.:  333-90396

Ladies  and  Gentlemen:

     The Company hereby elects to withdraw its Registration Statement on Form S-8, File No. 333-90396, until further notice. None of the shares of Company common stock included in the registration statement have been or will be issued.

     Thank  you  for  your  time  and  attention  to  this  matter.


                                     Very  truly  yours,

                                     /s/ Christopher M. Swartz
                                     __________________________________
                                     Christopher  M.  Swartz
                                     Chairman